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Exhibit 10.57

RELIANT ENERGY, INC.
EXECUTIVE SEVERANCE PLAN
Effective January 1, 2006

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

1.
Introduction

1.1
Purpose. The purposes of the Reliant Energy, Inc. Executive Severance Plan (the "Plan") are as follows:

(A)
To financially assist certain Eligible Employees following certain terminations of employment from Reliant Energy, Inc. and its affiliates and subsidiaries that adopt this Plan or its successors while the Plan is in effect; and

(B)
To resolve any possible claims arising out of employment, including its termination, by providing such employees with Severance Benefits in return for a Waiver and Release from liability.

1.2
Voluntary Payments.    If an Employee qualifies for a benefit under this Plan, payments under this Plan are voluntary on the part of the Employer, and are not required by any legal obligation.

2.
Definitions.    Capitalized terms are defined in Exhibit A.

3.
Participation

3.1
Eligible Employees.    An Employee will be eligible to become a Participant in the Plan and receive Severance Benefits only if the Employee receives a Notice and the Employee's employment with his or her Employer and all Affiliates is terminated as follows:

(i)
an involuntary termination by the Employee's Employer for reasons other than death, Disability or Cause or

(ii)
a termination initiated by the Employer and mutually agreed upon by the Employer and the Employee. Except as otherwise provided, Employees who meet the requirements in the preceding sentence are referred to as "Eligible Employees."

3.2
Notification Materials.    Each Employee who receives a Notice shall be given a copy of the Plan, a form of Waiver and Release and, if applicable, a listing of the job titles and ages of all individuals eligible or selected to become Participants and the ages and job titles of all individuals in the same job classification or organizational unit who are not eligible or selected to become Participants.

3.3
Not Eligible.    Notwithstanding any other provision herein, (i) an Employee who is entitled to receive any form of severance-related pay in connection with his or her termination of employment, whether by plan, policy, contract, agreement, or otherwise, will not be an Eligible Employee or become a Participant in the Plan and is not entitled to receive any benefit hereunder, and (ii) no Employee who is covered by a collective bargaining agreement will be an Eligible Employee or a Participant in the Plan.

3.4
Participants.    To become a Participant, an Eligible Employee must meet the following requirements:

(A)
on or after (not before) the Employee's Termination Date, the Employee must execute and return to the Plan Administrator or the person designated by the Plan Administrator the Waiver and Release;

    (B)
    the Employee must not revoke his or her Waiver and Release within 7 days after the Employee's executed Waiver and Release is received by the Company; and

    (C)
    the Employee must not be disqualified from receiving Severance Benefits under Section 4 below.

    Notwithstanding the foregoing, the deadline for executing and returning the Waiver and Release shall be extended through 5:30 p.m. central time on the 46th day following the date that the Employee receives the Plan and Waiver and Release pursuant to Section 3.2 if that 46th day is after the Employee's Termination Date. Each Eligible Employee is advised to consult an attorney before signing a Waiver and Release.

4.
Disqualifying Events

  No Severance Benefits will be paid to an Eligible Employee who otherwise qualifies as a Participant if:

    (A)
    (i) the Employee terminates employment prior to the Termination Date scheduled in his or her Notice for any reason, whether voluntarily or involuntarily, or (ii) fails to continue to perform the duties of his or her employment through that scheduled Termination Date;

    (B)
    this Plan is amended in a way that makes the Employee ineligible or is terminated before the Employee has returned an executed Waiver and Release as described in Section 4.4 and has otherwise met all of the requirements for Severance Benefits hereunder;

    (C)
    the Employee fails to return all property and materials of his employer to his or her supervisor or other appropriate employer representative as of his or her Termination Date;

    (D)
    during the period beginning on the Employee's Notice Date and ending on the Employee's Termination Date, the Employee is offered Comparable Employment;

    (E)
    the Employee accepts an offer of employment with the Company, an Affiliate, a Divested Employer or an Outsourced Employer or any affiliate thereof before his or her Termination Date;

    (F)
    the Employee is entitled to any severance or other benefit due to his or her termination by an employment agreement, change of control agreement, or other severance program, plan, policy, contract, agreement or otherwise with his or her Employer; or

    (G)
    the Employee fails to return the executed Waiver and Release by 5:30 p.m. central time on the 46th day following the date the Employee receives the Plan and Waiver and Release.

5.
Cash Severance Benefit

5.1
Base Benefit.    An Eligible Employee who qualifies as a Participant under Section 3 shall be entitled to a lump-sum cash Severance Benefit in an amount to be determined as follows:

(A)
For the Chief Executive Officer, the sum of two times annual base pay plus two times the Participant's target award under the AICP;

(B)
For officers who are classified in Market Zone 405 and above, the sum of 1.5 times annual base pay plus 1.5 times the Participant's target award under the AICP; and

(C)
For officers who are classified in Market Zone M403 and M404, the sum of one times annual base pay plus one times the Participant's target award under the AICP.

  5.2
  Additional Cash Benefit.    In addition, an Eligible Employee who qualifies as a Participant under Section 3 will also be entitled to one of the following:

  (A)
  A Participant who is employed for at least 90 consecutive days during the current calendar year is entitled to an additional lump-sum cash Severance Benefit in an amount equal to such Participant's target award under the AICP, if any, prorated based on the number of days the Participant is employed in the calendar year of his or her Termination Date.

  (B)
  A Participant whose Termination Date occurs before the date on which awards under the AICP are paid out for the prior calendar year, or the date on which the Company announces that awards under the AICP will not be paid, is entitled to an additional lump-sum cash Severance Benefit in an amount equal to such Participant's target award under the AICP, if any, prorated based on the number of days the Participant is employed in the calendar year prior to his or her Termination Date. Notwithstanding the foregoing, any prepayments of AICP awards made during the prior calendar year shall be deducted from the amount calculated under this section.

6.
Continuation of Other Benefits

6.1
Welfare Benefits.    The Employer will provide, or will cause to be provided, continued medical, dental and vision coverage (as in effect from time to time for active employees) for the Participant and the Participant's eligible dependents at the active employees rate for a period of (i) 24 months for the Chief Executive Officer, (ii) 18 months for officers who are classified in Market Zone 405 and above, or (iii) 12 months in the case of officers who are classified in Market Zone M403 and 404, following the date of the Participant's termination. These benefits are subject to the terms and conditions of the plan documents providing the benefits, including the reservation of the right to amend or terminate the benefits under those plan documents at any time and the coverage will run concurrently with the period of continuation coverage under Code Section 4980B.

6.2
All Other Benefit Plans or Programs.    Upon termination of employment, Employee's rights under any benefit or compensation plan or program not specifically provided for in Section 6 are controlled by the terms and conditions of any such plan or program in which Employee participated, or was covered by, during his employment with an Employer.

7.
Payment.

7.1
Lump Sum Payment.    Within 30 days following the date that a Participant returns an executed Waiver and Release, the Participant's cash Severance Benefit described in Section 5 will be paid to the Participant in a single lump sum (subject to any delay required to comply with the requirements of Section 409A of the Code). Participants receiving Severance Benefits will not be considered employees of the Company or any Affiliate for any purpose after their Termination Dates, nor will any Severance Benefits be considered for purposes of computing benefits under or making contributions to any employee benefit plan maintained by the Company or any Affiliate.

7.2
Death.    If a Participant dies after his or her Termination Date and after executing the Waiver and Release (without having timely revoked it) but before receiving his or her cash Severance Benefit, any cash Severance Benefit will instead be paid (a) to the Participant's beneficiary (or beneficiaries) designated under the Employer's Life Insurance Plan covering the employee on his or her Termination Date, if such beneficiary is living, or if none is so designated or living, (b) to the executor of the Participant's estate, in a lump sum as soon as practicable after the date of death.

  7.3
  Other Benefits.    Payments of other benefits described in Section 6 will be in accordance with the provisions of the governing plan documents and the applicable policies of the Company and the Affiliates.

8.
Repayment Requirement.    In the event a Participant who has received benefits under this Plan is rehired by the Company or any Affiliate within sixty (60) days after his or her Termination Date, that individual must repay the amount received under Section 5 of this Plan less an amount equal to the individual's weekly salary or wages on his or her Termination Date for the number of weeks (or portion thereof) between his or her Termination Date and re-hire date.

9.
Confidential and Proprietary Business Information & Nonsolicitation Obligations.    Notwithstanding any provision of this Plan to the contrary, an Employee's entitlement to the benefits provided for under this Plan will be fully subject to the provisions of the Waiver and Release regarding confidential and proprietary business information and non-solicitation, and the Company and the Affiliates will be entitled to take all actions specified in the Waiver and Release with respect to an Employee who fails to comply with those provisions.

10.
Unemployment; Taxes.    Payments under this Plan will not be reduced because of any unemployment benefits an Employee may be eligible to receive under applicable federal or state unemployment laws. Any required income tax withholding and FICA (Social Security) taxes will be deducted from any benefit paid under the Plan.

11.
Non-Assignment of Severance Benefits.    No benefit under this Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, voluntary or involuntary, by operation of law or otherwise, and any attempt at such a transaction will be void. Also, no benefit under this Plan will be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to it.

12.
Administration of the Plan.

12.1
Appointment of Benefits Committee.    The general administration of the Plan is vested in the Benefits Committee appointed by the Board of Directors of the Company. For purposes of ERISA, the Benefits Committee is the Plan "administrator" and the "named fiduciary" with respect to the general administration of the Plan.

12.2
Benefits Committee Powers and Duties.    The Benefits Committee supervises the administration and enforcement of the Plan according to its terms and provisions and has the sole discretionary authority and all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty:

(A)
to make rules, regulations and procedures for the administration of the Plan which are not inconsistent with the terms and provisions, provided the rules, regulations and procedures are written and copies are delivered to the Company;

(B)
to construe and interpret all terms, provisions, conditions and limitations of the Plan;

(C)
to correct any defect, supply any omission, construe any ambiguous or uncertain provisions, or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect;

(D)
to employ and compensate accountants, attorneys and other agents and employees as the Benefits Committee may deem necessary or advisable in the proper and efficient administration of the Plan;

(E)
to determine all questions relating to eligibility;

    (F)
    to determine the amount, manner and time of payment of any benefits hereunder and to prescribe procedures to be followed by distributees in obtaining benefits;

    (G)
    to prepare, file and distribute information and material required by the reporting and disclosure requirements of ERISA;

    (H)
    to make a determination as to the right of any person to receive a benefit under the Plan;

  12.3
  Standard of Care.    In administering the Plan, the Benefits Committee will discharge its duties solely in the interest of the participants and beneficiaries and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

  12.4
  Employers to Supply Information.    Each Employer shall supply full and timely information to the Benefits Committee relating to participants and such pertinent facts as the Benefits Committee may require. When making a determination in connection with the Plan, the Benefits Committee shall be entitled to rely upon the information furnished by the Employers.

13.
Plan Amendment and Termination

  Provided it does not result in material cost to the Company, the Chairman of the Board of Directors of the Company may at any time amend this Plan. In all other circumstances, the Compensation Committee of the Board of Directors may at any time amend or terminate this Plan. Any amendment or termination must be in writing and executed by an appropriate officer of the Company. Notwithstanding anything in the foregoing to the contrary, the benefits under this Plan payable to a Participant who has returned (and has not thereafter revoked) a signed Waiver and Release and has otherwise met all of the requirements for Severance Benefits (other than the expiration of the Waiver and Release revocation period) before the Plan is amended or terminated shall not be adversely affected by an amendment or the termination.

14.
Section 409A of the Code.    It is the intent of the Company that the provisions of the Plan comply with Section 409A of the Code and related regulations and Department of the Treasury pronouncements. Accordingly, notwithstanding any provision in the Plan to the contrary, this Plan will be interpreted, applied and, to the minimum extent necessary, unilaterally amended by the Company, in its sole discretion, without the consent of any Participant, as the Company deems appropriate for the Plan to satisfy the requirements of Section 409A.

15.
Claims and Appeal Procedures

  (A)
  Claims for benefits under the Plan shall be made in writing to the Company.

  (B)
  If a claim for benefits is wholly or partially denied, the Company shall notify the claimant of the Plan's adverse benefit determination within a reasonable period of time, but not later than 90 days after receipt of the claim by the plan, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. The period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the reasonable procedures established by the Benefits Committee, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

  (C)
  The Company shall provide a claimant with written or electronic notification of any adverse benefit determination. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-l(c)(l)(i), (iii), and (iv). The notification shall set forth, in a manner calculated to be understood by the claimant: (i) The specific reason or reasons for the adverse determination; (ii) Reference to the specific plan provisions on which the determination is based; (iii) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (iv) A description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (the "Act") following an adverse benefit determination on review. Such notification shall provide the claimant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits. A document, record, or other information shall be considered "relevant" to a claimant's claim if such document, record, or other information (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards established by the Benefits Committee to ensure and to verify that benefit claim determinations are made in accordance with governing plan documents and that, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.

    (D)
    Within sixty (60) days of the receipt by the claimant of written or permitted electronic notification of an adverse benefit determination, the claimant may file a written request with the Plan's Benefits Committee that it conduct a full and fair review of the denial of the claimant's claim for benefits. A review by the Benefits Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the reasonable procedures established by the Benefits Committee, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that a period of time is extended due to a claimant's failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

    (E)
    The Benefits Committee shall notify a claimant in accordance with paragraph (f) of this Section 15 of the Benefits Committee's benefit determination on review of a claimant's appeal of an adverse benefit determination within a reasonable period of time, but not later than 60 days after receipt of the claimant's request for review by the Benefits Committee, unless the Benefits Committee determines that special circumstances (such as the need to hold a hearing, if the Plan's procedures provide for a hearing) require an extension of time for processing the claim. If the Benefits Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the determination on review.

    (F)
    The Benefits Committee shall notify the claimant of the benefit determination as soon as possible, but not later than 5 days after the benefit determination is made with written or electronic notification of the Benefits Committee's benefit determination of the claimant's appeal of the benefit denial. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-1(c)(I)(i), (iii), and (iv). In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant: (1) The specific reason or reasons for the adverse determination; (2) Reference to the specific plan provisions on which the benefit determination is based; (3) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits; and (4) a statement of the claimant's right to bring an action under section 502(a) of the Act.

16.
Employee Rights

  As a potential participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants under ERISA plans (like this Plan) shall be entitled to:

  Receive Information About Your Plan and Benefits

  Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all documents governing the Plan, including (when applicable) insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

  Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including (when applicable) insurance contracts, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

  Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

  Prudent Actions by Plan Fiduciaries

  In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who have administrative discretion in the administration of your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

  Enforce Your Rights

  If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

  Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan Administrator and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

  Assistance with Your Questions

  If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

17.
Prior Plans Superseded.    This Plan represents an amendment and restatement of all prior severance plans, practices or policies (other than individual contracts providing for severance benefits) in effect with the Company or an Affiliate as of the Effective Date with respect to Employees (as defined below). All such prior severance plans, practices and policies are hereby superseded by this Plan.

18.
Plan Document Controls.    In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.

19.
Controlling Law.    This Plan is an employee welfare benefit plan under ERISA. This Plan and the Waiver and Release shall be interpreted under ERISA and the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction, to the extent that state law is applicable.

20.
General Information

  Plan Sponsor:    Reliant Energy, Inc. P.O. Box 4567, Houston, Texas 77210; (713) 497-3000.

  Employer Identification Number of Plan Sponsor:    76-0655566.

  Plan Number:    528

  Plan Year:    The plan year is the calendar year.

  Plan Administrator:    The Benefits Committee, Reliant Energy, Inc., ATTN: Secretary, P.O. Box 1384, Houston, Texas 77251; (713) 497-7376.

  The Plan Administrator is responsible for the operation and administration of the Plan. The Plan Administrator is authorized to construe and interpret the Plan, and its decisions shall be final and binding. The Plan Administrator shall make all reports and disclosures required by law.

  Agent for Service of Legal Process:    The Benefits Committee, Reliant Energy, Inc., ATTN: Secretary, P.O. Box 1384, Houston, Texas 77251, is the agent for service of legal process.

  Source of Benefits:    Payments due under this Plan shall be made by the Company or an Affiliate designated by the Company from the paying company's general assets.

RELIANT ENERGY, INC.
By:	/s/ KAREN D. TAYLOR Karen D. Taylor Senior Vice President Human Resources
Date:	March 2, 2006

EXHIBIT A
DEFINITIONS

As used in this Plan, the following terms shall have the following meanings (and the singular includes the plural, unless the context clearly indicates otherwise):

Affiliate:    Each corporation, partnership or other business entity which is 50% or more owned, directly or indirectly, by Reliant Energy, Inc.

AICP:    The Company's Annual Incentive Compensation Plan, as in effect from time to time or any similar successor plan adopted by the Company.

Benefits Committee:    The Benefits Committee appointed by the Board of Directors pursuant to Section 12 of the Plan.

Cause:    Termination from employment, as determined in the sole discretion of the Company, due to unacceptable performance, failure to perform, misconduct, negligence, dishonesty, excessive absenteeism, acts detrimental or destructive to the Company or its Affiliates, employees or property, or any violation of the policies of the Company or its Affiliates. This definition applies to this Plan only and is not meant to define the legal grounds for a termination for cause. Use of the term in this Plan does not change or modify any employee's at-will status.

COBRA:    The Consolidated Omnibus Budget Reconciliation Act of 1985 as amended from time to time, currently embodied in Internal Revenue Code Section 4980B, which provides for continuation of group health plan coverage in certain circumstances.

Code:    The Internal Revenue Code of 1986, as amended.

Company:    Reliant Energy, Inc., a Delaware corporation, and any successor to Reliant Energy, Inc.

Comparable Employment:    Employment with an Employer, any Affiliate, an Outsourced Employer or a Divested Employer that (1) provides total annual compensation (including base pay and bonus opportunity not less than 90 percent of the Employee's Compensation, and (2) is at a location that is not more than 50 miles from the principal place of employment for the Employee on the Employee's Notice Date.

Compensation:    The Employee's annual base salary and target incentive award opportunity under the AICP as of his or her Notice Date.

Disability:    Disability within the meaning of the Company's Long Term Disability Plan.

Divested Employer:    (1) a division, subsidiary, venture or partnership, or other business segment of the Company or an Affiliate of the Company, which has been or is proposed to be divested, or (2) the proposed or actual purchaser or acquirer thereof, by reason of ownership or acquisition of stock assets or otherwise, and includes any Affiliate of such Divested Employer.

Effective Date:    January 1, 2006.

Eligible Employee:    An Employee described in Section 3.

Employee:    Any person (1) who is designated on employment records of an Employer as an active, regular (not designated temporary or contractor), full-time employee of the Employer; (2) who is designated as an officer by functional title; and (3) and whose compensation is classified in the Company's compensation system or records as being in Market Zone M403 (or its equivalent should the Company charge nomenclature) or above for base salary and bonus.

Employer:    The Company and any Affiliate of the Company that with the consent of the Company has become a participating employer in the Plan. A list of the Employers is attached to this document as Exhibit B, which may be amended by the Company from time to time.

ERISA:    The Employee Retirement Income Security Act of 1974, as amended.

Notice:    A written notice provided to an Employee which states that the employment of the Employee will be terminated, advises the Employee of his or her scheduled Termination Date and states that the Employee is eligible for participation in this Plan.

Notice Date:    The date on which an Employee receives a Notice.

Outsourced Employer:    A third-party service provider to whom the Company has outsourced business functions or services.

Participant:    An Eligible Employee who meets the requirements set forth in Sections 3.1, 3.2 and 3.3 of this Plan.

Plan Administrator:    The Benefits Committee appointed by the Board of Directors of Reliant Energy, Inc.

Severance Benefits:    Benefits described in Sections 5, 6(a)(1) and 6(a)(2).

Termination Date:    The last day on which an Employee is carried on the active payroll of an Employer.

Waiver and Release, or Waiver and Release Agreement:    The legal document in which an Employee, in exchange for Severance Benefits under the Plan, among other things, releases the Company and all of the Affiliates, their directors, officers, employees and agents, their employee benefit plans, and the fiduciaries and agents of said plans, and all other entities and persons set forth in the Waiver and Release, from liability and damages in any way related to the Employee's employment with or separation from employment with the Company or any of its Affiliates. The Company may include other matters in the Waiver and Release Agreement, as the Company determines in its sole discretion, including, but not limited to, the provisions of Section 7.

EXHIBIT B
PARTICIPATING EMPLOYERS

Orion Power Operating Services Midwest, Inc.
Reliant Energy Corporate Services, LLC
Reliant Energy Florida, LLC
Reliant Energy, Inc. (formerly, Reliant Resources, Inc.)
Reliant Energy Mid-Atlantic Power Services, Inc.
Reliant Energy Retail Services, LLC

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  Exhibit 10.57
RELIANT ENERGY, INC. EXECUTIVE SEVERANCE PLAN